Exhibit 99.1

ECSI Receives Additional Task Order for over $550,000 for TASS Procurement Under IBDSS Contract from U.S.A.F.

     CLIFTON, N.J.--(BUSINESS WIRE)--Dec. 27, 2005--ECSI (Electronic Control Security, Inc. (OTC BB:EKCS) a leading manufacturer of perimeter security systems, today announced that it received a task order valued at over $550,000 from the United States Department of the Air Force under the Tactical Automated Sensor Systems (TASS) Program for forward base rapid deployment applications. This is in addition to the previous orders which now brings the total to over $7,350,000.
     Arthur Barchenko President and CEO stated, "After posting a record $6 million in sales for Fiscal '05, we continue to close substantial orders for equipment and sales to be delivered in Fiscal '06. This additional task order reaffirms the fact that ECSI is an integral part of the Department of Defense
(DoD) security technology program and is recognized as an effective quality provider for both the military and Department of Homeland Security (DHS)."
     Arthur further stated, "The Force Protection Program office of the U.S. Air Force Electronic Systems Center accepted proposals for multiple award contracts in support of the Integrated Base Defense Security System program (IBDSS) in June of 2003. Under the current agreement, ECSI is installing its premiere product lines designed to prevent unauthorized entry or access to large, medium and small military facilities. Since the first major award for the Tinker Air Force Base, we have received over $13 million in procurements for both the IBDSS and TASS programs."

     About ECSI

     ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax:
973-574-8562. For more information on ECSI and its customers please go to http://www.anti-terrorism.com.

     ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements and those contained in the 10KSB and 10QSB's are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.


     CONTACT: For ECSI:
              Kathleen Zomack, 973-574-8555